EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statements of Bluegreen Corporation and in the related Prospectuses of our reports dated March 31, 2011, with respect to the consolidated financial statements of Bluegreen Corporation and the effectiveness of internal control over financial reporting of Bluegreen Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2010:

1)	Registration Statement (Form S-8 No. 333-127114) pertaining to Bluegreen Corporation’s 2005 Stock Incentive Plan,

2)	Registration Statement (Form S-8 No. 33-61687) pertaining to Bluegreen Corporation’s 1988 Outside Directors Stock Option Plan and 1995 Stock Incentive Plan,

3)

Registration Statement (Form S-8 No. 333-64659) pertaining to Bluegreen Corporation’s 1998 Non-Employee Directors Stock Option Plan, Amended and Restated 1995 Stock Incentive Plan and Retirement Savings Plan,

4)	Registration Statements (Forms S-8 Nos. 333-151121 and 333-163768) pertaining to Bluegreen Corporation’s 2008 Stock Incentive Plan, as amended, and

5)

Registration Statement (Form S-3 No. 333-156190) pertaining to an indeterminate number of shares of common stock, par value $0.01 per share, an indeterminate number of shares of preferred stock, par value $0.01 per share, an indeterminate number of principal amount of debt securities and an indeterminate number of subscription rights to purchase shares of common stock or other securities for an aggregate initial offering price not to exceed $100,000,000.

/s/ Ernst & Young LLP Certified Public Accountants

Boca Raton, Florida
March 31, 2011

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